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ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   July 22, 2022

ACME UNITED REPORTS 27% NET SALES INCREASE FOR

SECOND QUARTER OF 2022.

Adjusted Earnings Remain Constant Year over Year

SHELTON, CT – July 22, 2022 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2022, were $56.8 million compared to $44.8 million in the second quarter of 2021, an increase of 27%. Net sales for the six months ended June 30, 2022, were $100.1 million, compared to $88.4 million in the same period in 2021, an increase of 13%.

Net income was $2.7 million, or $0.71 per diluted share, for the quarter ended June 30, 2022, compared to $7.2 million or $1.82 per diluted share, for the same period in 2021, a decrease of 62% in net income and  61% in diluted earnings per share  The decreases result from the impact in the second quarter of 2021 of the forgiveness of the Company’s PPP loan in the amount of $3.5 million and a non-recurring tax credit of $0.9 million related to stock-based compensation expense.  Excluding the impact of the PPP loan forgiveness and the tax credit, the Company’s adjusted net income for the second quarter of 2021 was $2.8 million, or $0.71 per diluted share. Accordingly, net income for the quarter ended June 30, 2022, decreased 3% compared to the adjusted net income for the second quarter of 2021, while diluted earnings per share remained constant.

Net income for the six months ended June 30, 2022, was $3.6 million, or $0.93 per diluted share, compared to $9.3 million, or $2.34 per diluted share, for the same period in 2021, a decrease of 62% in net income and 60% in diluted earnings per share.  Excluding the impact of the PPP loan forgiveness and the tax credit referred to above, the Company’s adjusted net income for the six months ended June 30, 2021, was $4.9 million, or $1.23 per diluted share.  Accordingly, net income for the six months ended June 30, 2022, decreased 27% compared to the adjusted net income for the same period in 2021, while diluted earnings

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per share decreased 25%. The declines compared to adjusted net income and adjusted diluted earnings per share in 2021 were mainly due to lower gross margins as a percentage of sales in the respective periods.

On June 1, 2022, the Company acquired the assets of Live Safely Products, LLC (d/b/a “Safety Made”), for approximately $11 million, including $1.5 million which is contingent upon meeting certain financial targets.  Safety Made, a leading manufacturer of first aid kits for the promotional products industry and based in Keane, NH, had revenues in 2021 of approximately $4.9 million and EBITDA of approximately $1.2 million.

Chairman and CEO Walter C. Johnsen said, “Acme United had record sales in the second quarter as our team successfully addressed unprecedented economic and operational challenges, including challenges resulting from quarantines, demurrage fees, port failures, a lack of drivers, the terrible war in Ukraine, the dramatic weakening of the euro, and the highest inflation in the U.S. in 40 years.  Nevertheless, we delivered to our customers.”

Mr. Johnsen continued, “We are now seeing some improvement in our supply chain, and we intend to reduce our inventory gradually over the coming quarters. While the overall operating environment remains challenging, we continue to target revenues of approximately $200 million in 2022. We continue to drive internal growth while seeking to identify potential acquisitions.  In the second quarter, we also increased our credit facility with HSBC by $15 million, to $65 million.  The increase will further support our growth initiatives.”

For the three months ended June 30, 2022, net sales in the U.S. segment increased 33% compared to the same period in 2021 due to a combination of higher sales prices, increased volume, and the carryover of orders from our first quarter of 2022 which were unfilled because of supply chain disruptions. For the six months ended June 30, 2022, net sales in the U.S. segment increased 16% compared to the same period in 2021. The growth was primarily attributable to strong sales of first aid products and Westcott school and office products.

European net sales for the three months ended June 30, 2022, decreased 1% in U.S.

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dollars but increased 12% in local currency compared to the second quarter of 2021.  Net sales for the six months ended June 30, 2022, decreased 2% in U.S. dollars but increased 7% in local currency compared to the first half of 2021.  The growth in the three and six months was mainly due to new customers in the office channel.

Net sales in Canada for the three months ended June 30, 2022, decreased 3% in U.S. dollars and were constant in local currency compared to the same period in 2021.  Net sales for the six months ended June 30, 2022, increased 2% in U.S. dollars and 4% in local currency compared to the first half of 2021.

Gross margin was 33% in the three months ended June 30, 2022, versus 36% in the comparable period last year.  Gross margin was 34% for the six month period ended June 30, 2022, compared to 36% for the same period of 2021. The declines in the three and the six months ending June 30, 2022, were primarily due to product cost inflation pressures as well as higher transportation and labor costs.  Price increases partially offset the cost increases.

Operating income increased 5% in the three months ended June 30, 2022, compared to the same period in 2021.

The Company’s bank debt less cash as of June 30, 2022, was $59.8 million compared to $39.3 million on June 30, 2021.  During the twelve-month period ended June 30, 2022, the Company paid approximately $11 million for the acquisition of the assets of Live Safely Products, LLC, distributed $1.8 million in dividends on its common stock, and repurchased $1.5 million of common stock.  We increased inventory during the twelve-month period by approximately $15 million to anticipate our continued growth and to be positioned to offset the impact of potential supply chain interruptions related to COVID-19. The increase also reflected higher product costs.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, July 22, 2022, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 888-220-8474. International callers may dial 646-828-8193. The confirmation code is 8849680.  You may access the live webcast of the conference call

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through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic, future waves of COVID-19, including through the Delta and Omicron variants and any new variant strains of the underlying virus; any future pandemics; the continuing effectiveness, global availability, and public acceptance of existing vaccines; the effectiveness, availability, and public acceptance of vaccines against variant strains of potential new viruses; and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our supply

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chain, and labor shortages, any of which could materially adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19 or otherwise; (iv) labor shortages and related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (v) the continuing adverse impact of cost inflation; (vi) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory the Company acquired in anticipation of supply chain disruptions and uncertainties; (vii) changes in client needs and consumer spending habits; (viii) the impact of competition; (ix) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (x) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xi) currency fluctuations; (xii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2022

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2022	June 30, 2021

Net sales	$56,773	$44,847
Cost of goods sold	38,225	28,694
Gross profit	18,548	16,153
Selling, general, and administrative expenses	14,572	12,364
Operating income	3,976	3,789
Interest expense	(428)	(226)
Interest income	5	3
Interest expense, net	(423)	(223)
PPP Loan forgiveness		3,508
Other expense, net	(148)	(68)
Total other (expense) income , net	(148)	3,440
Income before income tax expense	3,405	7,006
Income tax expense (benefit)	666	(224)
Net income	$2,739	$7,230

Shares outstanding - Basic	3,521	3,347
Shares outstanding - Diluted	3,842	3,964

Earnings per share - Basic	$0.78	$2.16
Earnings per share - Diluted	0.71	1.82

Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	2,739	7,230
PPP Loan Forgiveness	-	(3,508)
Tax credit on stock options	-	(900)
Net income as adjusted	2,739	2,822
Adjusted Earnings per share - Basic	$0.78	$0.84
Adjusted earnings per share - Diluted	0.71	0.71

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2022 (cont.)

(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2022	June 30, 2021

Net sales	$100,106	$88,372
Cost of goods sold	66,590	56,632
Gross profit	33,515	31,740
Selling, general, and administrative expenses	28,169	24,983
Operating income	5,347	6,757
Interest expense	(737)	(452)
Interest income	8	9
Interest expense, net	(729)	(443)
PPP Loan forgiveness		3,508
Other expense, net	(147)	(145)
Total other (expense) income , net	(147)	3,363
Income before income tax expense	4,471	9,677
Income tax expense	903	400
Net income	$3,568	$9,277

Shares outstanding - Basic	3,521	3,410
Shares outstanding - Diluted	3,845	3,961

Earnings per share - Basic	$1.01	$2.72
Earnings per share - Diluted	0.93	2.34

Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	3,568	9,277
PPP Loan Forgiveness	-	(3,508)
Tax credit on stock options	-	(900)
Net income as adjusted	3,568	4,869
Adjusted Earnings per share - Basic	$1.01	$1.43
Adjusted earnings per share - Diluted	0.93	1.23

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2022

(Unaudited)

Amounts in 000's	June 30, 2022	June 30, 2021

Assets:
Current assets:
Cash and cash equivalents	$1,760	$3,240
Accounts receivable, net	46,991	36,270
Inventories	65,039	48,691
Prepaid expenses and other current assets	3,663	2,233
Total current assets	117,453	90,434

Property, plant and equipment, net	26,277	22,408
Operating lease right of use asset	2,787	3,476
Intangible assets, less accumulated amortization	30,028	22,820
Total assets	$176,545	$139,138

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$21,421	$8,021
Operating lease liability - short term	1,080	919
Mortgage payable - short term	389	267
Other accrued liabilities	10,333	10,374
Total current liabilities	33,223	19,581
Long term debt	50,263	39,550
Mortgage payable - long term	10,897	2,952
Operating lease liability - long term	1,944	2,589
Other non-current liabilities	396	14
Total liabilities	96,723	64,686
Total stockholders' equity	79,822	74,452
Total liabilities and stockholders' equity	$176,545	$139,138